EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), effective as of November 1, 2015, between Pablo Eduardo Franceschi Guizado, male, national of the Republic of Panama, of legal age, holder of ID No. 8-423-837 acting in his capacity of Legal Representative of PriceSmart Panama, S.A. (the “Company”), a corporation duly formed under the laws of Panama and recorded on Microjacket Registration number, 308071, volume, 898, folio 241, at the Microfilm Mercantile Section of the Public Registry of the Republic of Panama, both of them domiciled in Plaza Golf Park, Brisas del Golf, PriceSmart Panama building, City of Panama, Republic of Panama, the Company being a wholly owned subsidiary of PriceSmart, Inc. (“PSI”), a Delaware, USA, corporation  (which, collectively with PriceSmart Panama, S.A., are hereafter referred to as the “Companies”), and Jesus Von Chong (the “Executive”).

WHEREAS, the Company desires to retain and employ the Executive and the Executive desires to be retained and employed by the Company on the terms contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Position and Duties.
(a) The Executive shall serve as the Companies’ Executive Vice President –Foods Merchandising, reporting to PSI’s Chief Executive Officer/President.

(b) The Executive shall perform those services customary to this office and such other lawful duties that the Chief Executive Officer/President may reasonably assign to him.  The Executive shall devote all of his business time and best efforts to the performance of his duties under this Agreement and shall be subject to, and shall comply with the Companies’ policies, practices and procedures and all codes of ethics or business conduct applicable to his position, as in effect from time to time.  Notwithstanding the foregoing, the Executive shall be entitled to (i) serve as a member of the board of directors of a reasonable number of other companies, subject to the advance approval of the Chief Executive Officer/President, which approval shall not be unreasonably withheld, (ii) serve on civic, charitable, educational, religious, public interest or public service boards, subject to the advance approval of the Chief Executive Officer/President, which approval shall not be unreasonably withheld, and (iii) manage the Executive’s personal and family investments, in each case, to the extent such activities do not materially interfere, as determined by the Chief Executive Officer/President in good faith, with the performance of the Executive’s duties and responsibilities hereunder.

2. Term. This Agreement is for an indefinite time duration, subject to termination in accordance with the provisions set forth herein below.

3. Compensation and Related Matters.

(a) Base Salary.  During the Term, the Executive’s annual base salary shall be $362,646 (the “Base Salary”) which sum includes the “thirteenth month bonus” (which is payable in accordance with applicable laws of the Republic of Panama).  The Base Salary shall be payable in accordance with the Company’s normal payroll procedures in effect from time to time and may be increased, but not decreased, at the discretion of the Company. The Company shall withhold from the salary to be received by Executive all discounts ordered by law, Tribunals or Authorities and those discounts authorized by Executive, according to Article 161 of the Panama Labor Code.

(b) Bonus.  During the Term, the Executive shall be entitled to receive a bonus (the “Bonus”) for each calendar year, payable in cash in accordance with, and subject to the terms and conditions of, PSI’s bonus or other cash incentive program (each, a “Bonus Program”), if either (or both) are then applicable to PSI’s Executive Officers .  Any Bonus compensation payable to the Executive shall be payable in accordance with the PSI’s Bonus Program (if applicable), subject to the condition that the Executive remain employed by the Company through the end of the relevant Bonus year.

(c) Business Expenses.  During the Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

(d) Other Benefits.  During the Term and subject to any contribution therefor required of employees of the Company, the Executive shall be entitled to participate in all equity, pension, savings and retirement plans, welfare and insurance plans, practices, policies, programs and perquisites of employment applicable generally to other senior executives of the Company, except to the extent any employee benefit plan provides for benefits otherwise provided to the Executive hereunder (e.g., bonuses and severance).  Such participation shall be subject to (i) requirements of applicable law, (ii) the terms of the applicable plan documents, (iii) generally applicable Company policies, and (iv) the discretion of any administrative body or other committee provided for under or contemplated by such plan.  The Executive shall have no recourse against the Companies under this Agreement in the event that the Company or PSI should alter, modify, add to or eliminate any or all of its employee benefit plans.

(e) Vacation; Holidays.  During the Term, the Executive shall be entitled to take vacation and other holiday time in accordance with the policies applicable to senior executives of the Company generally.

4. Termination.

(a) Applicable Law. The Executive’s employment may be terminated in accordance with the Panama Labor Code, specifically including Article 210, Article 213 and Article 223 (the terms of which are set forth in Exhibit “A” hereto) and other related applicable laws or regulations.

(b) Actions on Termination Date. Executive agrees that on or before the termination date, Executive shall resign from all board and officer positions with the Companies and their subsidiaries and affiliates, and this Agreement shall constitute an agreement to so resign upon the effective date of Executive’s termination.

(c) Access. Upon delivery of any notice of intent not to renew or any notice of termination, the Company may, immediately or at any time after such notice, preclude Executive from having access to the Companies’ facilities, equipment, computers and any related processes and property.

5. Compensation upon Termination.

(a)   Accrued Obligations Payable Upon Any Termination. Upon the termination of Executive’s employment with the Company for any reason, the Company shall pay or provide to the Executive (or Executive’s estate) the following amounts through the termination date: any earned but unpaid Base Salary, unpaid expense reimbursements, and any vested benefits the Executive may have under any employee benefit plan of the Company (including payment for any accrued but unused vacation time up to a maximum payment for 30 days), on or before the time required by law but in no event more than 30 days after the Executive’s termination date.

(b)  Upon termination for any reason other than for just cause under Article 213 or Article 223 (see Exhibit “A” hereto) Executive shall additionally receive the following compensation:

(i) A Seniority Premium, specifically, one week’s current wages for each complete year of service counted from the beginning of Executive’s employment with Company.

(ii) An additional sum equal to 6.54% of all wages received by Executive from Company counted from the beginning of employment.

(iii) In the event the amount payable under subsections (i) and (ii), above, is less than one year’s salary payable under Section 3, above, then an additional sum such that Executive receives a payment equal to one year’s salary payable under Section 3.

(c)  Upon termination for cause under Article 213 (see Exhibit “A” hereto) Executive shall receive the compensation set forth in sections 5(a) and 5(b)(i) only; provided, however, that in the event Executive is terminated due to his disability (i.e. he is unable to perform the essential function of his positions for 90 consecutive calendar days or 180 non-consecutive calendar days within any rolling 12 month period) Executive shall also be entitled to compensation payable under Section 5(b)(ii) and 5(b)(iii).

(d)   Upon termination for any reason other than for cause, or due to Executive’s voluntary resignation, Company shall continue to contribute (to the extent it had contributed prior to the termination date) to the premium cost of Executive’s participation and that of his eligible dependents’ in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) for a period of twelve (12) months, provided (x) Executive (or Executive’s estate) pays the remainder of the premium cost of such participation by payroll deduction (if any); (y) the Executive and Executive’s dependents remain eligible for such coverages; and (z) the Executive reports to the Company on a monthly basis any health care premium payment received from another employer during such twelve month period, as such amounts shall be deducted from any Company-paid premium contribution. If the participation of Executive’s eligible dependents would give rise to penalties or taxes against the Company, as determined by the Company in its sole discretion, the Company shall instead make cash payments to the Executive (or the Executive’s estate) over the same period in monthly installments in an amount equal to the Company’s portion of the monthly cost of providing such benefits under its group health plan for such period.

6. Release; Compliance with Obligations. In the event that, upon termination, Executive (or his estate, in the event of Executive’ death) receives and accepts any payments or benefits from the Company or PSI that Executive (or his estate) is not otherwise entitled to receive under Panamanian law, Executive (or, in the event of his death, his estate) shall be deemed to have fully released all claims that Executive, his heirs and assigns may have against the Company, PSI, its affiliates and subsidiaries and each of their respective directors, officers, employees and agents, to the fullest extent permitted under Panamanian law. Further, Executive shall not be entitled to receive any payment, or other compensation, upon or after his termination of employment in the event Executive fails to comply with his obligation under Sections 7 and 8 of this Agreement (unless otherwise required under Panama law).

7. Confidentiality and Restrictive Covenants.
(a) The Executive acknowledges that:

(i) the Companies (which, for purposes of this Section 7 shall include the Companies and each of their subsidiaries and affiliates) operates membership warehouse clubs in Central America, Colombia and the Caribbean (the “Business”);

(ii) the Companies are dependent on the efforts of a certain limited number of persons who have developed, or will be responsible for developing the Companies’ Business;
(iii) the Companies’ Business is international in scope;

(iv) the Business in which the Companies are engaged is intensely competitive and that Executive’s employment by the Companies will require that he have access to and knowledge of nonpublic confidential information of the Companies and the Companies’ business, including, but not limited to, certain/all of the Companies products, plans for creation, acquisition or disposition of products or publications, strategic and expansion plans, formulas, research results, marketing plans, financial status and plans, budgets, forecasts, profit or loss figures, distributors and distribution strategies, pricing strategies, improvements, sales figures, contracts, agreements, then existing or then prospective suppliers and sources of supply and customer lists, undertakings with or with respect to the Companies’ customers or prospective customers, and patient information, product development plans, rules and regulations, personnel information and trade secrets of the Companies, all of which are of vital importance to the success of the Companies’ business (collectively, “Confidential Information”);

(v) the direct or indirect disclosure of any Confidential Information would place the Companies at a serious competitive disadvantage and would do serious damage, financial and otherwise, to the Companies’ Business;

(vi) by his training, experience and expertise, the Executive’s services to the Companies is special and unique;
(vii) the covenants and agreements of the Executive contained in this Section 7 are essential to the business and goodwill of the Companies; and
(viii) if the Executive leaves the Company’s employ to work for a competitive business, in any capacity, it would cause the Companies irreparable harm.

(b) Covenant Against Disclosure.  All Confidential Information relating to the Business is, shall be and shall remain the sole property and confidential business information of the Companies, free of any rights of the Executive.  The Executive shall not make any use of the Confidential Information except in the performance of his duties hereunder and shall not disclose any Confidential Information to third parties, without the prior written consent of the Companies.

(c) Return of the Companies’ Documents.  On the Termination Date or on any prior date upon the Companies’ written demand, the Executive will return all memoranda, notes, lists, records, property and other tangible product and documents concerning the Business, including all Confidential Information, in his possession, directly or indirectly, that is in written or other tangible form (together with all duplicates thereof) and that he will not retain or furnish any such Confidential Information to any third party, either by sample, facsimile, film, audio or video cassette, electronic data, verbal communication or any other means of communication.

(d) Further Covenant.  During the Term and through the second anniversary of the termination of Executive’s employment with the Company, the Executive shall not, directly or indirectly, take any of the following actions, and, to the extent the Executive owns, manages, operates, controls, is employed by or participates in the ownership, management, operation or control of, or is connected in any manner with, any business, the Executive will use his best efforts to ensure that such business does not take any of the following actions:

(i) Persuade or attempt to persuade any customer of the Companies to cease doing business with the Companies, or to reduce the amount of business any customer does with the Companies;
(ii) Take any action that interferes with the Companies’ contracts or prospective contracts with its customers; or

(iii) Persuade or attempt to persuade any employee or independent contractor of the Companies to leave the service of the Companies, where such individual was an employee or independent contractor of the Companies within one (1) year prior to the Executive’s Termination Date.

(e) Enforcement.  The Executive acknowledges and agrees that any breach by him of any of the provisions of this Section 7 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches or threatens to commit a breach of any of the provisions of Section 7, the Companies shall have the ability to seek the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Companies under law or in equity (including, without limitation, the recovery of damages): (i) the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants; and (ii) the right and remedy to require the Executive to account for and pay over to the Companies all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by him as the result of any transactions constituting a breach of the Restrictive Covenants, and the Executive shall account for and pay over such Benefits to the Companies and, if applicable, its affected subsidiaries and/or affiliates.  The Executive agrees that in any action seeking specific performance or other equitable relief, he will not assert or contend that any of the provisions of this Section 7 are unreasonable or otherwise unenforceable. Other than a material breach of this Agreement, the existence of any claim or cause of action by the Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.

8. Intellectual Property.

(a) Works for Hire.  All creations, inventions, ideas, designs, software, copyrightable materials, trademarks, and other technology and rights (and any related improvements or modifications), whether or not subject to patent or copyright protection (collectively, “Creations”), relating to any activities of the Companies which were, are, or will be conceived by the Executive or developed by the Executive in the course of his employment or other services with the Company, whether conceived alone or with others and whether or not conceived or developed during regular business hours, and if based on Confidential Information, after the termination of the Executive’s employment, shall be the sole property of PSI and, to the maximum extent permitted by applicable law, shall be deemed “works made for hire” as that term is used in the United States Copyright Act.  The Executive agrees to assign and hereby does assign to PSI all Creations conceived or developed from the start of this employment with the Company through to the termination Date, and after the termination date if the Creation incorporates or is based on any Confidential Information.

(b) Assignment.  To the extent, if any, that the Executive retains any right, title or interest with respect to any Creations delivered to the Companies or related to his employment with the Companies, the Executive hereby grants to the Companies an irrevocable, paid-up, transferable, sub-licensable, worldwide right and license: (i) to modify all or any portion of such Creations, including, without limitation, the making of additions to or deletions from such Creations, regardless of the medium (now or hereafter known) into which such Creations may be modified and regardless of the effect of such modifications on the integrity of such Creations; and (ii) to identify the Executive, or not to identify his, as one or more authors of or contributors to such Creations or any portion thereof, whether or not such Creations or any portion thereof have been modified.  The Executive further waives any “moral” rights, or other rights with respect to attribution of authorship or integrity of such Creations that he may have under any applicable law, whether under copyright, trademark, unfair competition, defamation, right of privacy, contract, tort or other legal theory.

Notwithstanding the foregoing, the foregoing shall not apply to an invention that Executive developed entirely on his own time without using the Companies’ equipment, supplies, facilities, or trade secret information except for those inventions that either:

•	Relate at the time of conception or reduction to practice of the invention to the Companies’ business, or actual or demonstrably anticipated research or development of the Company; or
•	Result from any work performed by the Executive for PSI or the Company.

(c) Disclosure.  The Executive will promptly inform the Companies of any Creations he conceives or develops during the Term.  The Executive shall (whether during his employment or after the termination of his employment) execute such written instruments and do other such acts as may be necessary in the opinion of the Companies or its counsel to secure the Companies’ rights in the Creations, including obtaining a patent, registering a copyright, or otherwise (and the Executive hereby irrevocably appoints PSI and any of its officers as his attorney in fact to undertake such acts in his name).  The Executive’s obligation to execute written instruments and otherwise assist the Companies in securing their rights in the Creations will continue after the termination of his employment for any reason, the Company shall reimburse the Executive for any out-of-pocket expenses (but not attorneys’ fees) he incurs in connection with his compliance with this Section 8(c).

9. Section 409A Compliance (to the Extent Applicable).

(a) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Companies or incurred by the Executive during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year.  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(b) To the extent that any of the payments or benefits provided for in Section 5 are deemed to constitute non-qualified deferred compensation benefits subject to Section 409A of the United States Internal Revenue Code (the “Code”), the following interpretations apply to Section 5:

(i) Any termination of the Executive’s employment triggering payment of benefits under Section 5 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. § 1.409A-l(h) before distribution of such benefits can commence.  To the extent that the termination of the Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A- 1(h) (as the result of further services that are reasonably anticipated to be provided by the Executive to the Companies or any of its parents, subsidiaries or affiliates at the time the Executive’s employment terminates), any benefits payable under Section 5(b) that constitute deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h).  For purposes of clarification, this Section 7(b)(i) shall not cause any forfeiture of benefits on the Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs.

(ii) Because the Executive may be a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date his separation from service becomes effective, any benefits payable under Section 5(b)(iii) or 5(c)(iii) that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) the date of the Executive’s death, but only to the extent necessary to avoid such penalties under Section 409A of the Code.  On the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) the Executive’s death, the Companies shall pay the Executive in a lump sum the aggregate value of the non-qualified deferred compensation that the Companies otherwise would have paid the Executive prior to that date under Section 5 of this Agreement.

(iii) It is intended that each installment of the payments and benefits provided under Section 5 of this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code.  In particular, the installment severance payments set forth in Section 7(b)(ii) of this Agreement shall be divided into two portions.  That number of installments commencing on the first payment date set forth in Section 7 of this Agreement that are in the aggregate less than two times the applicable compensation limit under Section 401(a)(17) of the Code for the year in which the Termination Date occurs (provided the termination of the Executive’s employment is also a separation from service) shall be payable in accordance with Treas. Reg. § 1.409A-l(b)(9)(iii) as an involuntary separation plan.  The remainder of the installments shall be paid in accordance with Sections 7(b)(i) and (ii) above.

10. Dispute Resolution. All disputes between Executive (and Executive’s attorneys, successors, and assigns) and either or both of the Companies (and their affiliates, subsidiaries, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) relating to any manner to Executive’s employment or the termination of Executive’s employment, including, without limitation, all disputes arising under this Agreement, shall be resolved pursuant to the rules and procedures of the Panama Chamber of Commerce of Industries and Agriculture.
11. Dependents. Executive declares that the following persons depend and live with him:

1. ____________________

2. ____________________

3. ____________________

12. Indemnification. This Agreement incorporates, but does not supersede, Executive’s Indemnity Agreement with PSI, which survives the execution of this Agreement in all respects.

13. Integration.  This Agreement constitutes the entire agreement between Executive and the Companies with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

14. Successors.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees.  In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation), subject to Section 6, above.  The Company shall require any successor to the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

15. Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16. Survival.  The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

17. Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18. Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company or PSI, at PSI’s corporate offices, attention of the Board.

19. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.
20. Governing Law. This is a Panamanian contract and shall be construed under and be governed in all respects by the laws of the Republic of Panama.
21. Execution. There shall be three originals of this Agreement, one for Executive, one for the Companies and one to be registered with the Ministry of Labor of Panama.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written.

PriceSmart Panama S.A.

By:

Name: ________________________

Title: _________________________

______________________________

Jesus Von Chong